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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 -----------

                                   FORM 8-K

                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                               October 21, 1997
                  (Date of Report - earliest event reported)


                          DURA PHARMACEUTICALS, INC.
            (Exact name of registrant as specified in its charter)

          DELAWARE                     000-19809                95-3645543
(State or other jurisdiction          (Commission            (I.R.S. Employer
      of incorporation)               File Number)          Identification No.)

      7475 LUSK BOULEVARD, SAN DIEGO, CALIFORNIA                 92121
       (Address of principal executive offices)                 (Zip Code)

         REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE IS (619) 457-2553


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Item 5.       Other Events.

    On October 21, 1997, Dura Pharmaceuticals, Inc. (the "Company") announced that it had signed a definitive merger agreement (the "Merger Agreement") with Scandipharm, Inc. ("Scandipharm"). Scandipharm is an Alabama-based distributor of pharmaceutical products for the treatment of cystic fibrosis ("CF"), a fatal genetic disease affecting approximately 30,000 children and young adults.

    Under the terms of the Merger Agreement, Dura will issue between $93 and $139 million of its Common Stock, depending on the average price of Dura Common Stock 20 days prior to closing, in exchange for all capital stock and outstanding options of Scandipharm. The transaction, which is expected to close in the first half of 1998, has been approved by the board of directors of each company and is subject to, among other things, the approval of the shareholders of Scandipharm, the receipt of regulatory approvals and the effectiveness of a registration statement covering the issuance of the Dura Common Stock in the merger.

    At September 30, 1997, Scandipharm had total assets of $35.7 million, of which $23.6 million consisted of cash and cash equivalents, and total liabilities of $7.9 million. Scandipharm had net sales, gross profit and net loss of $19.4 million, $13.6 million and $2.6 million, respectively, for the year ended December 31, 1996, and $16.2 million, $10.4 million and $2.5 million, respectively, for the nine months ended September 30, 1997. Net loss for 1996 and 1997 periods included nonrecurring charges of $4.4 million and $4.0 million, respectively.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     C. Exhibits

    2.1 Agreement and Plan of Merger and Reorganization among Dura Pharmaceuticals, Inc., Scandi Acquisition Corporation and Scandipharm, Inc. dated October 20, 1997. The schedules referenced in this Agreement have not been included because they are either disclosed in the agreement or would not be material to an investment decision; they will be provided supplementally to the Commission upon request.
    2.2 Stockholders Stock Option and Proxy Agreement among Dura Pharmaceuticals, Inc. and certain persons and entities dated October 20, 1997
    2.3 Transition Agreement between Dura Pharmaceuticals, Inc. and Scandipharm, Inc. dated October 20, 1997.
    99.1 Press Release dated October 21, 1997.


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                                  SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                       DURA PHARMACEUTICALS, INC.




Date: October 24, 1997                 /s/ Mitchell R. Woodbury
                                       --------------------------------------
                                       Sr. Vice President General Counsel